Exhibit 10.3

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is made and entered into by Aspen Aerogels, Inc., and its affiliates and subsidiaries (collectively “Aspen” or the “Company”) and Stephanie Pittman, on behalf of yourself, your heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “you,” “your,” or “Employee,” and, together with Aspen, the “Parties”). The Parties agree that:

This Agreement sets forth the agreement governing the termination of your employment with the Company. Payment and provision of the Separation Benefits described below is contingent on your agreement to and compliance with the terms of this Agreement. You will have forty-five (45) calendar days from the date this Agreement is provided to you (the “Agreement Date”) to review this Agreement and sign it if you wish. This Agreement will become effective the eighth day after you sign it (the “Effective Date”) provided you do not exercise your right to rescind your acceptances as provided in Section 6 below.

1.
Separation of Employment.
(a)
Regardless of whether you sign this Agreement, your employment with the Company will formally end on October 1, 2025 (the “Separation Date”).
(b)
You acknowledge that, as of the Separation Date, you are deemed to have resigned from each and every office, position or responsibility in which you served for the Company. You further acknowledge that, from and after the Separation Date, you shall have no authority to, and shall not, represent yourself as an employee of the Company.
(c)
Regardless of whether you sign this Agreement, upon the termination of your employment, you will be entitled to the following “Accrued Obligations”:
(i)
Your final earned but unpaid wages accrued through the Separation Date, along with payment for accrued but unused vacation time (as applicable), less applicable withholdings, to be paid consistent with applicable law;
(ii)
any expenses that you have properly incurred but that you have not been reimbursed as of the Separation Date, provided you submit documentation within thirty (30) days of the Separation Date and as otherwise consistent with the Company’s expense reimbursement policy; and
(iii)
in the event that you participate in the Company’s health insurance program, the right to continue in such program under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). You will receive your COBRA notice under separate cover. If you do not elect COBRA, your health insurance coverage will cease on the last day of the month of the Separation Date.

(d)
Equity Awards. To the extent applicable, the terms and conditions of the Company’s 2014 and 2023 Equity Incentive Plans (collectively, the “Equity Plan”) and any agreements with respect to stock options (“Options”), restricted stock units (“RSUs”), performance share units (“PSUs”), or any other stock-based award (collectively, the “Equity Grants”) executed by you pursuant thereto (collectively, the “Equity Agreements”) are expressly incorporated by reference herein and will survive the signing of this Agreement. You acknowledge and agree that, under the Equity Plan and Equity Agreements, as of the Separation Date: (i) you are not eligible for additional vesting of the Equity Grants following the Separation Date, (ii) all unvested options, shares, units and other stock-based awards are terminated including, but not limited to, all of the PSUs, (iii) you have no right(s) to exercise the Options with respect to any portion of such unvested shares, and (iv) the applicable Equity Plan and Equity Agreement(s) shall govern the disposition of any vested Equity Grants. Notwithstanding the foregoing, if you sign and do not revoke this Agreement, the provisions of Section 4(b) of your Employment Agreement dated September 5, 2023 (the “Employment Agreement”) shall govern the acceleration of any Equity Grants consistent with Section 2(a) below.

2.
Separation Benefits.
(a)
As consideration for your execution of this Agreement and your compliance with the terms of this Agreement, and provided that you timely execute and do not revoke this Agreement within the timeframes set forth in Section 6, the Company will pay or provide you with the following “Separation Benefits” set forth in Section 2(a)(i)-(vi) below:
(i)
Separation Pay. The Company will provide you with separation pay amounting to six hundred forty thousand dollars ($640,000) (representing 100% of the sum of your current Base Salary and your Performance Bonus Target in accord with Sections 4(b)(i)(A) and (B) of your Employment Agreement), less all applicable federal, state, local and other employment-related deductions (the “Separation Pay”), which amount constitutes all cash payments due to you pursuant to Section 4(b)(i)(A) – (B) of the Employment Agreement. The Company will pay the Separation Pay in substantially equal installments in accordance with the Company’s payroll practices over twelve (12) months commencing within sixty (60) days of the Separation Date; provided, however, the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Separation Date. Each installment of the Separation Pay will be paid by direct deposit to the bank account you have on file with the Company for payroll purposes.
(ii)
Additional Bonus. If the Company achieves its 2025 performance targets when determined by the Company in the ordinary course, the Company shall pay you 100% of the Performance Bonus (as that term is defined in the Employment Agreement) based upon actual achievement of the performance metrics for the fiscal year in which the Separation Date occurs (the “Additional Bonus”). The Additional Bonus, if any, will be paid in a single lump sum payment when the annual performance bonus would have been otherwise paid you had continued your employment through the applicable performance period. The Additional Bonus, if any, will be paid by direct deposit to the bank account you have on file with the Company for payroll purposes.
(iii)
Health Benefits. The Company agrees to continue to pay towards such COBRA coverage the same amount as it pays under the health insurance program selected by you as of the Separation Date, subject to any changes in employer cost sharing for similarly situated employees and subject to any approved changes in coverage based on a qualified election, for twelve (12) months (“COBRA Coverage Period”), provided you (A) remain eligible and timely complete the applicable election of coverage forms and (B) continue to pay an amount equivalent to the employee portion of the applicable premium(s). The Company’s contribution to your COBRA coverage will end on the earlier of (1) the end of the COBRA Coverage Period, (2) the date that you obtain new employer-sponsored benefits, (3) the date that you are no longer eligible for and/or no longer elect COBRA benefits, or (4) the date that you cease paying your share of the applicable premium. You shall have no right to cash or other consideration in lieu of the employer contributions. At the conclusion of the COBRA Coverage Period, if you remain eligible for COBRA, you may continue your enrollment in these plans through COBRA continuation coverage, but you will be responsible for all premiums plus a 2% administrative fee. Should you become benefit eligible through another employer before the COBRA Coverage Period ends, you agree to notify the Company in writing within three (3) business days of your acceptance of such employment. This notice will trigger the Company’s right to terminate the employer contribution for health benefits provided in this Section 2(a)(iii), unless otherwise required by law. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that such reimbursement of the premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of reimbursing the premiums, the Company, in its sole discretion, may elect to instead pay you on the first day of each month of such period, a fully taxable cash payment equal to the premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of such period for which you are entitled to benefits pursuant to this Section 2(a)(iii). You may, but are not obligated to, use such Special Severance Payment toward the cost of premiums.
(iv)
Outplacement Services. The Company shall provide six (6) months of outplacement services (“Outplacement Services”) through an outplacement firm selected by the Company. You must begin utilizing such Outplacement Services within twelve (12) months of the Separation Date and such six (6) month period shall run continuously from the date the outplacement firm is first engaged. You will be provided additional information regarding outplacement services under separate cover.

(v)
Equity. Notwithstanding anything to the contrary in the Equity Plan or any Equity Agreement, consistent with Section 4(b)(vi) of the Employment Agreement, your RSUs and Options that would have vested had you continued to be employed by the Company for the twelve (12) months following the Separation Date shall immediately accelerate and become vested and exercisable as of the Separation Date. Such vested RSUs and Options shall be governed by the Equity Plan and relevant Equity Agreements except that you will be permitted to exercise all of your vested Options (including those now vested pursuant to this Section 2(a)(v)) within one (1) year of the Separation Date.
(vi)
EAP. You will receive one (1) month of access to the Employee Assistance Program (“EAP”), which offers, at your election, mental health support, stress management workshops, and wellness services. Additional information about the EAP services will be made available to you following your execution of this Agreement.
(b)
You acknowledge and agree that the Separation Benefits: (i) represent consideration above and beyond any and all obligations that the Company has to you, and that you will only be entitled to the Separation Benefits if you timely sign and abide by this Agreement and do not revoke your assent to this Agreement; (ii) are in complete satisfaction of any and all claims described in Section 3 of this Agreement; (iii) will be reduced by any applicable taxes and withholdings; and (iv) constitute all of the separation benefits for which you are eligible pursuant to Section 4(b) of the Employment Agreement and include more than what is required by the Employment Agreement. You acknowledge and agree that other than as specifically set forth in this Agreement, you are not due any compensation for unpaid salary, commission, bonus, paid time off, holiday pay severance, incentive or performance pay, pay in lieu of notice, or any other form of compensation or benefit.
3.
Release of Claims and Covenant Not to Sue.
(a)
Your Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the Separation Benefits and for other good and valuable consideration, you are waiving your rights to assert any and all forms of legal claims against the Releasees (as defined below) of any kind whatsoever (each a “Claim” and jointly referred to as “Claims”), whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the “Execution Date”). “Releasees” means the Company and any of its present and former parents, subsidiaries, departments, divisions, subdivisions, affiliates, predecessors, successors-in-interest or any other related entity of the Company, and their respective current and former insurers, directors, officers, managers, members, attorneys, agents, and employees, and each of such present and former entities are hereby expressly included as a third-party beneficiary of this release. Except as set forth below, your waiver and release of Claims is intended to bar any form of legal claim, complaint or any other form of action (including but not limited to a class or collective action, and including where you may seek to participate as a party plaintiff or as a class member) against one or more of the Releasees seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs). Without limiting the foregoing general waiver and release, you specifically waive and release the Releasees from any Claim arising from or related to your employment and separation thereof, including, without limitation:
(i)
Claims under any local, state or federal discrimination, fair employment practices or other employment related statute, regulation or order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, religious creed, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation of Act of 1973, the Pregnancy Discrimination Act of 1978, the Equal Pay Act of 1963, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Genetic Information Non-Discrimination Act of 2008, the Massachusetts Fair Employment Practices Statute, the Massachusetts Equal Rights Act, the Massachusetts Civil Rights Act;
(ii)
Claims under any other local, state or federal employment related statute, regulation or order (as they may have been amended through the Execution Date) relating to any other terms and conditions of employment including but not limited to the National Labor Relations Act (“NLRA”), the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the federal Worker Adjustment and Retraining Notification Act (and any state equivalents including, but not limited to, the

Massachusetts Plant Closing Law), Massachusetts Paid Family and Medical Leave Act, the Massachusetts Privacy Statute, the Massachusetts Sexual Harassment Statute, the Massachusetts Wage Act, the Massachusetts Minimum Fair Wages Act, the Massachusetts Equal Pay Act, and any other state or local law (statutory, regulatory, or otherwise) that may be legally waived and released, and any similar federal, state or local statute, regulation or order. Please note that this section specifically includes a waiver and release of Claims regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act, including hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay;
(iii)
Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud (including fraudulent inducement) or negligence;
(iv)
Claims under any Company compensation, employment, commission, benefit, stock option, incentive compensation, bonus, restricted stock, and/or equity plan, program, policy, practice or agreement;
(v)
Claims under any state or federal statute, regulation or order (as amended) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including the Sarbanes-Oxley Act of 2002, and any similar state or federal statute; and
(vi)
Any other Claim arising under local, state or federal law.
(b)
Covenant Not to Sue. In addition to waiving and releasing the claims covered by this Section 3, and except as set forth in Section 3(c) below, you further agree and covenant not to institute, submit, file or bring, or permit to be instituted, submitted, filed or brought on your behalf a lawsuit of any kind or for any reason against one or more of the Releasees in any court, administrative agency, or other forum, including but not limited to claims, laws or theories covered by the Release of Claims language in this Section 3. In the event that you institute any action hereby released or to which you have agreed not to sue, the Claim shall be dismissed immediately upon presentation of this Agreement and will be specifically enforced and the aggrieved Party will have standing to bring any such action for specific enforcement. In the event of any breach of this covenant not to sue, you shall be liable for all damages incurred by the Company, including without limitation, compensatory damages as well as attorneys’ fees and costs.
(c)
Excluded Claims and Other Release Limitations. Notwithstanding the foregoing, this Section 3 does not release the Releasees from any obligation expressly set forth in this Agreement or any other claim that you cannot waive by law. Also, nothing in this Agreement, including the release, shall (i) prohibit or restrict you from filing or limit your ability to file a charge or complaint with the Equal Employment Opportunity Commission or a state or local equivalent, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other U.S. federal, state or local governmental agency or commission (each a “Governmental Agency”); (ii) prohibit or restrict you from communicating with, providing documents or other relevant information to, or otherwise cooperating with, any Governmental Agency, law enforcement, or any attorney you retain, including, but not limited to, responding to any inquiry, including an inquiry about the existence of this Agreement, its release or its underlying facts; or (iii) limit your right to receive an award for information provided to any Governmental Agency. To the maximum extent permitted by law, however, nothing in this release or this Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of a charge or complaint on the basis that your signing of this Agreement constitutes a full release of any Claims, including Claims of discrimination, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release, provided, however, that you retain the right to receive, and the Company shall not seek restitution of, an award for information lawfully provided to a Governmental Agency.
(d)
Acknowledgment. You acknowledge that any obligation of the Company to provide you with the Separation Benefits under this Agreement and any other consideration set forth in this Agreement is expressly conditioned on your timely execution without revocation of this Agreement.

4.
Additional Covenants.
(a)
Your Additional Covenants. You hereby make the following agreements, representations and acknowledgements:
(i)
No Wrongdoing. You represent and understand that neither this offer to you nor the Company’s entering into this Agreement shall constitute an admission by the Company, and further, that as of the Execution Date, you are not aware of any factual or legal basis for any legitimate claim that any of the Releasees is in violation of any law, and further that if you were ever aware of any such basis for a legitimate claim against the Releasees you informed the Company of same.
(ii)
No Actions. You represent that, as of the Execution Date, you have not: (A) filed any action, complaint, charge, grievance or arbitration against one or more of the Releasees; (B) contacted any government agency regarding Releasees regarding a violation of the law; (C) encouraged any individual to file any action, complaint, charge, grievance or arbitration against one or more of the Releasees; (D) received information from any individual that such individual intends to file or to threaten to file an action, complaint, charge, grievance or arbitration against one or more of the Releasees; or (E) provided any information to any individual to aid such individual in filing or in threatening to file an action, complaint, charge, grievance or arbitration against Releasees.
(iii)
Leaves. You represent that you were granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws, and you have no known workplace injuries or occupational diseases;
(iv)
Non-Disclosure. You agree that the terms of this Agreement will be kept strictly confidential, and you will not disclose, either directly or indirectly, the terms, contents or execution of this Agreement, the claims that have been or could have been raised against the Releasees, or the facts and circumstances underlying this Agreement, except that you may make such disclosures to your counsel, immediate family and/or accountant, provided that they agree to keep such terms confidential. You further understand and agree that your obligations under this Section 4(a)(iv) shall be interpreted to include disclosures on or through all Media. “Media” means, without limitation, any social media (e.g. Twitter, Facebook, Instagram, LinkedIn) or written or digital publications of any kind, including on any job review sites (e.g. Glassdoor), as well as any broadcast, podcast, audio or video tape, electronic or Internet format or any other digital, verbal, or written medium, and also includes any communications to any reporter, journalist, author, producer, publisher, blogger or similar person or entity, whether made directly or indirectly by you, including anonymously or through a third party. You further represent that as of the Execution Date, you have not made any disclosures prohibited by this Section 4(a)(iv), including on or through any Media.
(v)
Non-Disparagement. You agree that you will not make any statements or communications (including on or through any Media) that are professionally or personally disparaging about, or adverse to, the Releasees or the interests of the Releasees including, but not limited to the Company, including any statements that disparage each of the Releasees and its or their management, finances, financial condition, operations, capability, or any other aspect of the business of the Releasees, and further, that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Releasees.

(vi)
Cooperation. You will reasonably cooperate with the Company in connection with any pending or future litigation, administrative proceeding, intellectual property proceeding, or other proceeding or other matter which may be filed against or by the Company with any agency, court, or other tribunal and concerning or relating to any matter falling within your knowledge or former area of responsibility. You will provide reasonable assistance and completely truthful testimony in such matters including, without limitation, facilitating and assisting in the preparation of any underlying defense, responding to discovery requests, preparing for and attending deposition(s) as well as appearing in court to provide truthful testimony. Such reasonable cooperation shall include appearing from time to time at the offices of the Company or its affiliates or their counsel for conferences and interviews and in general providing the officers of the Company and its affiliates and their counsel with the full benefit of your knowledge with respect to any such matter. You shall render such reasonable cooperation in a timely fashion and at such times as the Company may determine is reasonably necessary with respect to the applicable matter. The Company agrees to reimburse you for all reasonable out of pocket expenses incurred at the request of the Company associated with such assistance and testimony, so long as you provide advance written notice to the Company of the request for reimbursement and provide satisfactory documentation of the expenses.
(vii)
Process Notification. You agree that upon service on you, or anyone acting on your behalf, of any order or other legal process requiring you to divulge information prohibited from disclosure under this Agreement, you shall immediately notify the Company of such service and of the content of any testimony or information to be provided under such order or process and will cooperate with the Company if the Company shall contest or seek to quash such order or other legal process. Nothing herein shall prevent you from timely responding to an inquiry from a Governmental Agency.
(viii)
No Further Wages. You acknowledge that no fees or payments are due to you and that no reimbursements, buyouts or any other payments of any kind or nature whatsoever are due to you from the Company, except as specifically provided in this Agreement, and that you have received all compensation and other payments due and owing to you in connection with your employment with the Company. You acknowledge that the Separation Benefits reflect special payments to which you would not otherwise be entitled and which is not normally provided by the Company, but which is being given as special consideration for this Agreement.
(ix)
Non-Disclosure; Return of Property. You represent that you: (A) will continue to abide by any confidentiality provisions you may have signed with the Company including but not limited to the provisions set forth in the Confidentiality Agreement between you and the Company and herein, and you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information; (B) have, as of the Execution Date, not used or disclosed any Company confidential information, except as required in connection with the performance of your job duties and as otherwise authorized by the Company; (C) will, promptly following the Execution Date, return all of the Company’s property, equipment, documents, and/or any confidential information in your possession or control (regardless how such confidential information or copies are maintained, including information maintained in digital form) including, but not limited to, smartphone or similar devices, laptop computers, information, data, hard drives, thumb drives, key cards or other devices and/or any copies thereof, office equipment, credit cards, products, materials, memoranda, notes, records, reports, drawings, specifications, devices, formulas, or other documents or photocopies of the same; and (D) subject to applicable law, hereby consents and authorizes the Company to deduct as an offset from the above-referenced severance payments the value of any Company property not returned or returned in a damaged condition as well as any monies paid by the Company on your behalf.
(x)
Confidential Information and Trade Secrets. During the course of your employment with the Company, you had access to Confidential Information (as that term is defined below) relating to the Company’s business affairs that is not generally known by persons not employed by the Company and that could not easily be determined or learned by someone outside of the Company, and you agree that you shall not disclose or use such Confidential Information at any time in the future, except as may be required by law, court order or subpoena, and you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s Confidential Information. “Confidential Information” means information disclosed to you or to which you had access that includes, but is not limited to, trade secrets and confidential and proprietary information of the Company, or any information provided to you or the Company under an obligation of confidentiality to a third party, or any confidential, trade secret, or proprietary information acquired by the Company from others with whom the Company or any affiliate has a business relationship, whether in written, oral, electronic or other form, including, but not limited to (A) trade secrets (as defined below), inventions, mask works, ideas, processes, algorithms, formulae, software in source or object code, data programs, other works of authorship, know-how, improvements, technology direction, product or technology development methodology, technology assessment, experimental procedures, results, process development, product plans, development plans, testing procedures, quality control and testing processes, discoveries, developments, designs and techniques, any other proprietary technology and all Inventions (as defined below); (B) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, sales techniques and strategies, training methods and materials, and purchasing; (C) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (D) information regarding any of the Company’s business partners and its services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (E) information regarding personnel, employee lists, compensation, and employee skills; (F) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company; and (G) any other scientific, technical or trade secrets of the Company or of any third party provided to you or the Company under a condition of confidentiality, provided that Confidential Information shall not include information that was (1) known to you prior to joining the Company, (2) general industry knowledge, (3) required to be disclosed by you in connection with a judicial, special or arbitral proceeding or pursuant to court order or subpoena, (4) is in the public domain other than through any fault or act by you, or (5) is approved for release with the Company’s written authorization.
(xi)
The term “trade secrets” as used in this Agreement shall be given its broadest possible interpretation under applicable law and shall mean all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing that (A) the Company has taken reasonable measures to keep secret, and that (B) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, another person who can obtain economic value from the disclosure or use of the information. By executing this Agreement, you have been notified by this writing, in accordance with the Defend Trade Secrets Act of 2016, that (1) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (2) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (3) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order;
(xii)
Waiver of Prior Non-Competition Covenants. To the extent applicable, the Company hereby waives, and shall not enforce, any non-competition covenant contained in your Employment Agreement or any other prior agreement between you and the Company. The waiver of any such non-competition covenant(s) shall have no effect on the covenants and agreements contained in this Agreement, which shall continue in full force and effect.
(xiii)
Non-Solicitation. For a period of twelve (12) months after the Separation Date, you will not, directly or indirectly, either individually or on behalf of or through any third party and either on your own account or by or in association with any other person or by any other means, without the prior written consent of the Company, solicit, induce, entice or persuade or attempt to solicit, induce, entice or persuade any Customer or Potential Customer (as that term is defined below) to (A) terminate, interfere or diminish its existing business relationship with the Company Group; or (B) decline to enter into a new business relationship with the Company. For purposes of this Agreement, a “Customer or Potential Customer” shall mean any person or entity who, during the twelve (12) month period prior to the Separation Date: (1) was contracted for, was billed for, or received from the Company any product, service, or process with which you worked directly or indirectly during your employment by the Company or about which you acquired Confidential Information; or (2) was in contact with you or in contact with any other employee, owner, or agent of the Company, of which contact you had was or should have been aware, concerning the sale or purchase of, or contract for, any product, service, or process with which you worked directly or indirectly during your employment with the Company or about which you acquired Confidential Information; or (3) was solicited by the Company in an effort in which you were involved or of which you were aware.
(xiv)
Non-Recruitment. For a period of twelve (12) months after the Separation Date, you will not, directly or indirectly, either individually or on behalf of or through any third party and either on your own account or by or in association with any other person or by any other means, without the prior written consent of the Company, solicit, induce, entice or persuade or attempt to solicit, induce, entice or persuade any Company Service Provider Relationship (as that term is defined below) to (A) leave the services of the Company, or (B) become employed or engaged by you or any other third party. For purposes of this Agreement, a “Company Service Provider Relationship” means an employee of the Company or a consultant or other contractor providing services to the Company (including but not limited to any individual providing services on behalf of a third party vendor that is engaged by the Company, or any individual who the Company employed or engaged (including but not limited to any vendor) within twelve (12) months prior to the Separation Date, with whom you worked during your employment or about whose capabilities you acquired knowledge in the course of your employment.
(xv)
Inventions. You acknowledge that all original works of authorship that were made by you (solely or jointly with others) within the scope of your employment or which relate to the business of the Company or a Company affiliate and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. § 101). You hereby assign to the Company or its designee all of your right, title and interest in and to all of the foregoing. Following the Separation Date, you agree to promptly inform and disclose all Inventions to the Company in writing, to assign all Inventions to the Company, to provide all assistance reasonably requested by the Company to preserve its interests in the Inventions (such as by executing assignments and other documents, testifying, etc.), such assistance to be provided at the Company’s expense but without additional compensation to you. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, laboratory notebooks, formulae, data, protocols, writings, specifications, sound recordings, and pictorial and graphical representations; the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (“Copyright”); and all paternity, integrity, disclosure, modification, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”) shall be collectively referred to herein as “Inventions”. At any time after your employment with the Company, you shall fully cooperate with the Company and its attorneys and agents in securing and protecting the Company’s rights to Inventions, including but not limited to the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Inventions, and joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company shall bear the expense of such proceedings, and that any patent or other legal right so issued to you personally shall be assigned by you to the Company or its designee without charge by you. If the Company is unable, after reasonable effort, to secure your signature on any such papers and/or other documents, you hereby irrevocably designate and appoint each officer of the Company as your agent and attorney-in-fact to execute any such papers on your behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention.
(xvi)
Breach. Material to the inducement to enter into this Agreement are the covenants set forth in this Section 4(a), and if you breach or threaten to breach any of these covenants, it will cause the Releasees substantial and irreparable injury. Therefore, in the event that you breach or threaten to breach any of these covenants, the Company shall be entitled to: (A) seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available restraining you from such breach or threatened breach; and (B) recover the Separation Benefits paid to you; provided, however, that the right to apply for such relief above or recover such Separation Benefits, shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.
(xvii)
Limitation. Notwithstanding the foregoing, nothing in this Section 4(a) prohibits or otherwise restricts you from: (A) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by a Governmental Agency, including without limitation, with respect to any unfair labor practice charge if you are a non-supervisory employee; (B) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which you may be entitled; (C) discussing or disclosing information about unlawful acts in or related to the workplace, including, but not limited to discrimination, harassment, sexual assault, and retaliation, wage and hour violations, conduct that is against a clear mandate of public policy, or any other conduct you have reason to believe is unlawful; (D) if you are a non-supervisory employee, engaging in protected activities under Section 7 of the NLRA, including filing unfair labor practice charges, assisting Company employees in filing unfair labor practice charges, discussing the improvement of terms and conditions of employment (including regarding the terms of this Agreement) with former and current Company employees or union representatives or other third parties for the purpose of engaging in concerted activity under Section 7 of the NLRA; or (E) making any necessary disclosures as otherwise required by law.
(b)
Additional Company Covenants. The Company hereby makes the following agreements, representations and acknowledgements:
(i)
Unemployment Insurance Benefits Application. The Company will not contest any application you make for unemployment insurance benefits but will not be required to falsify any information.
(ii)
Neutral Reference. In the event that any prospective employer or third party requests a reference, you shall direct the reference request to The Work Number from Equifax (“Equifax”) at 1-800-367-5690 or www.theworknumber.com. On behalf of the Company, Equifax will limit its response to any prospective employer or third-party inquiry regarding your employment with the Company by only verifying your title and dates of employment. You will be provided additional information regarding Equifax’s reference services under separate cover.
(iii)
Limitation. Notwithstanding the foregoing, nothing in this Section 4(b) prohibits or otherwise restricts the Company from (A) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by a Governmental Agency; (B) filing or disclosing any facts necessary to respond to any application you may make for unemployment insurance, Medicaid, or other public benefits to which you may be entitled; or (C) making any necessary disclosures as otherwise required by law.
5.
Informed Consent; ADEA. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement.  To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40 consistent with the provisions of the Age Discrimination in Employment Act (the “ADEA”), which prohibits discrimination on the basis of age, the Company is providing you with forty-five (45) calendar days in which to consider and accept the terms of this Agreement by signing below and returning it to:

Donald Young

President and Chief Executive Officer

Aspen Aerogels, Inc.

Forbes Road, Bldg. B

Northborough, MA 01532

You agree that any modifications, material or otherwise, made to this Agreement do not and shall not restart or affect in any manner whatsoever the original forty-five (45) day review period. Additionally, in Exhibit A you are being provided with certain additional information required by the ADEA and the Older Workers Benefit Protection Act, including the job titles and ages of other employees in your decisional unit who were, or were not, separated from employment and offered a separation agreement.

6.
Revocation Period. Pursuant to the ADEA, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7-day period) or email a notice of rescission to me. The eighth day after the Execution Date shall be the “Effective Date.”

7.
Miscellaneous.
(a)
Governing Law; Dispute Resolution; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles. In the event of any dispute arising out of this Agreement or any action to enforce the terms of this Agreement, the Parties shall first confer in good faith in an attempt to resolve this dispute. If the Parties do not reach a resolution, and a Party seeks to commence an action, the Parties expressly submit to jurisdiction and venue in the state or federal courts of the Commonwealth of Massachusetts.

(b)
Jury Waiver. THE PARTIES HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.
(c)
Section 409A. It is intended that payments and benefits made or provided to Employee under this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986 (as amended) (the “Code”) or an exemption to Section 409A of the Code. Employee acknowledges and agrees, however, that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, to consequences related to Section 409A of the Code.
(d)
Integration. This Agreement and its exhibits (together with the Equity Agreements, any non-conflicting provisions of the Employment Agreement, the Confidentiality Agreement and any other confidentiality provisions you may have signed with the Company, the provisions of each which shall remain in full force and effect) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the Parties concerning such subject matter.
(e)
Amendment. This Agreement may be amended or modified only by a written instrument signed by the Parties or their duly authorized representatives.
(f)
Enforceability. If any provision (or portion thereof) of this Agreement is declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such provision (or portion thereof) in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each remaining provision (or portion thereof) of this Agreement shall be valid and enforceable to the fullest extent permitted by law, provided, however, that if Section 3 or any portion thereof is found unenforceable, you agree to execute a binding replacement release. Further, if any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the Parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the Parties themselves in the modified form. Finally, nothing in this Agreement shall be admissible in any proceeding except to enforce the terms of this Agreement.
(g)
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of any Party to require the performance of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
(h)
Costs and Attorneys’ Fees. If you breach any aspect of this Agreement, the Company shall be entitled to recover from you its reasonable costs and attorneys’ fees in pursuing the enforcement of this Agreement.
(i)
Assignment. The Company may assign its rights and obligations under this Agreement to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you were principally involved. You may not assign your rights and obligations under this Agreement without the prior written consent of Company.
(j)
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to you at the last address you have filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board of Directors.
(k)
Headings. The headings used in this Agreement are for convenience of reference only, do not form a part of this Agreement and do not in any way modify, interpret or construe the intent of the Parties.
(l)
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. The Parties agree that the electronic signatures of the Parties are intended to authenticate this writing and to have the same force and effect as manual signatures. A scanned fax or PDF copy shall for all purposes be deemed an original.

(m)
Authorization. The Company represents and warrants to you that this Agreement has been duly authorized, duly executed and delivered by an authorized signatory of the Company, and is the legally valid, binding, and enforceable obligation of the Company in accordance with its terms. By signing this Agreement, you represent and warrant to the Company that this Agreement has been duly executed and delivered by you and is your legally valid, binding, and enforceable obligation in accordance with its terms.
(n)
Review and Voluntary Assent. By signing below, you acknowledge and agree that (i) you have carefully read and understands the terms and effects of this Agreement, including the Release of Claims and Covenant Not to Sue in Section 3; (ii) you understand that the Release of Claims and Covenant Not To Sue in Section 3 is legally binding and by signing this Agreement, you give up certain rights forever including rights under the ADEA; (iii) you have been afforded sufficient time to review and understand the terms and effects of this Agreement and you have been advised to consult with an attorney and, if desired, you have done so; (iv) your agreements and obligations in this Agreement are made voluntarily, knowingly and without duress; and (v) neither the Company, nor any of its agents or representatives (or their counsel) has made any representations inconsistent with the provisions of this Agreement.

YOU ACKNOWLEDGE THAT THE COMPANY PROVIDED YOU WITH A COPY OF THIS AGREEMENT ON OCTOBER 1, 2025.

YOU ARE ADVISED THAT YOU HAVE UP TO FORTY-FIVE (45) CALENDAR DAYS TO CONSIDER THIS AGREEMENT, WHICH MEANS YOU MAY EXECUTE THIS AGREEMENT ANY TIME UNTIL AND THROUGH NOVEMBER 15, 2025 AND ABSENT SUCH EXECUTION, THIS AGREEMENT WILL BECOME NULL AND VOID.

YOU ACKNOWLEDGE AND AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO PRIOR VERSIONS OF THIS AGREEMENT DID NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL FORTY-FIVE (45) CALENDAR DAY CONSIDERATION PERIOD.

YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST RELEASEES. NEITHER ASPEN NOR ITS AGENTS, REPRESENTATIVES OR ATTORNEYS, MADE ANY REPRESENTATIONS CONCERNING THE TERMS OF THIS AGREEMENT OTHER THAN THOSE CONTAINED HEREIN.

[SIGNATURE PAGE FOLLOWS]

If you wish to accept this offer, then kindly either (i) execute and date this letter agreement where indicated below via DocuSign or (ii) sign and return by mail or email to me on or before November 15, 2025.

THE COMPANY:

ASPEN AEROGELS, INC.

By:	/s/ Donald R. Young
Name:	Donald R. Young
Title:	President and Chief Executive Officer

THE EXECUTIVE:

By:	/s/ Stephanie Pittman
Stephanie Pittman